UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2008

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 29, 2008, the Board of Directors (the “Board”) of Huttig Building Products, Inc. (the “Company”), upon recommendation of the Management Organization and Compensation Committee of the Board (the “Compensation Committee”), approved an amendment and restatement of the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”) to (i) comply with changes required by Section 409A of the Internal Revenue Code, and (ii) permit more flexibility in the available investment options and funding methods. Under the Deferred Compensation Plan, the Company’s executive officers and certain other key employees are permitted to defer receipt and taxation of a portion of their base salaries and bonuses.

The foregoing description of the amendments to the Deferred Compensation Plan is qualified in its entirety by reference to the full text of the amended and restated Deferred Compensation Plan, which will be filed with the Securities and Exchange Commission in accordance with Item 601 of Regulation S-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Grants of Restricted Stock

On January 29, 2008: (i) the Board, upon recommendation of the Compensation Committee, approved the grant of shares of restricted stock to Jon P. Vrabely, the Company’s President and Chief Executive Officer, as set forth in the table below, and (ii) the Compensation Committee approved the grant of shares of restricted stock to certain other named executive officers as set forth in the table below.

Named Executive Officer	# of Restricted Shares Granted
Jon P. Vrabely	100,000
David L. Fleisher	50,000
Brian D. Robinson	30,000

The restricted shares were granted under the Company’s Amended and Restated 2005 Executive Incentive Compensation Plan. The restricted shares vest over three years, assuming continued employment, with one-third of the shares vesting on each of the first three anniversaries of the grant date.

Salary Actions

On January 29, 2008, the Board and the Compensation Committee approved management’s recommendation that the Company’s executive officers receive no increase in base salaries in 2008 as part of the Company’s cost control efforts in response to the difficult conditions in the housing market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)

Date: February 4, 2008

/s/ David L. Fleisher
David L. Fleisher
Vice President, Chief Financial Officer and Secretary